Exhibit (p)(19)

Code of Ethics

Belle Haven Investments, LP

October 2018

Table of Contents

Introduction	3
Section 1 - Scope	3
1.1 – Persons covered under the Code	3
1.2 – Securities Covered by the Code	3
Section 2 – Statement of General Principles	4
Section 3 – Personal Securities Transactions	4
3.1 – Policy	4
3.1.1 – Covered Persons	4
3.1.2 – Covered Accounts	4
3.1.3 – Managed Accounts	5
3.1.4 – Pre-clearance	5
3.1.5 - Exceptions to Pre-Clearance Requirement	5
3.2 – Procedures for Reporting Personal Securities Transactions	5
3.2.1 – Pre-Clearance Procedures	5
3.2.2 – Holding Requirements	6
3.2.3 – Exemptions	6
3.2.4 – Restricted and Watch List	6
3.2.5 - Mutual Funds Advised by the Firm	6
3.2.6 – Reporting Personal Securities Transactions	7
3.2.7 – Reporting Personal Securities Holdings	7
3.2.8 – Reporting Exemptions	8
3.3 - Compliance Oversight – Personal Securities Transactions	8
3.3.1 – Compliance Procedures	8
Section 4 – Code of Conduct	8
4.1 - Conflicts of Interest	9
4.2 – Compliance with Legal and Regulatory Requirements	9
4.3 – Confidentiality of Proprietary Information	9
4.4 – Insider Trading	10
4.5 - Gifts and Entertainment	10
4.6 – Communications with the Public	10
4.7 – Service on a Board of Directors	10
4.8 - Other Outside Activities	10
4.9 – Compliance Procedures	11
Section 5 – Code of Ethics Approval and Acknowledgements	11
5.1 - Approval by and Reporting to the Mutual Fund Board of Directors	11
Section 6 – ADV Disclosure of Code	11
Section 7 – Reports of Code Violations	11
7.1 - General Requirement	11
7.2 – Whistleblower Protection	11
7.3 – Investigation Procedures	12
Section 8 - Sanctions	12
Section 9 – Employee Training	12
Section 10 – Record keeping	12
Appendix A - Certification	13

Code of Ethics

Introduction

The Code of Ethics (the “Code”) for Belle Haven Investments, LP (“BHI” or “the Firm”) is designed to: (i) remind employees that the Firm’s responsibility to its clients is to provide effective and proper professional investment management advice based upon unbiased independent judgment; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) ensure that employees understand their responsibilities under the federal securities laws; (iv) protect the Firm from reputational damage; and (iv) develop procedures that allow the Firm to monitor employee activity for compliance with the Firm’s Code of Ethics.

Failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment with the Firm.

Section 1 - Scope

1.1 – Persons covered under the Code

The Code applies to the Firm’s Supervised Persons. A sub-category of Supervised Persons known as Access Persons are covered in sections of the Code dealing with personal securities transactions.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

•	Directors, partners and officers (or other persons occupying a similar status or performing similar functions);

•	Employees; and

•	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Access Persons

Access Persons are a separate category of Supervised Persons. Access Person is defined as any Supervised Person:

•	Who has access to nonpublic information regarding any purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

•	Who is involved in making securities recommendations to the clients, or who has access to such recommendations that are nonpublic.

•	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions) are presumed to be access persons.

The Firm has made the determination that all Supervised Persons will be considered Access Persons for purposes of the Code. However, the Firm is required to keep a separate list of Supervised Persons. For purposes of this Code, all Access Persons will also be deemed Advisory Persons as defined in Rule 17j-1 of the Investment Company Act. In addition, all Access Persons will be bound by the requirements applicable to Investment Personnel outlined in Rule 17j-1.

1.2 – Securities Covered by the Code

A Covered Security means a security as defined in Section 2(a) (36) of the Investment Company Act with the exception of the following:

•	Direct obligations of the U.S. government;

•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm or its affiliates

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; and

•	Shares issued by money market funds.

Section 2 – Statement of General Principles

The Firm provides investment advice to individuals, high net worth individuals and families, pension and profit sharing plans, charitable organizations, business organizations, religious organization, hospitals, insurance companies, educational institutions and a registered investment company (‘the Mutual Fund”).

The Firm is dedicated to providing effective and proper professional investment management services to its clients and depends upon a high level of public and investor confidence for its success. That confidence can be maintained only if the Firm’s Supervised Persons observe the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of the clients first and to refrain from having outside interests that conflict with the interests of clients. The Firm and its Supervised Persons must avoid any circumstances that might adversely affect or appear to affect the Firm’s duty of complete loyalty to its clients.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might rise, this Code is designed to set forth the Firm’s policy regarding Supervised Persons’ conduct in those situations in which conflicts are most likely to develop. As Firm personnel consider the more detailed provisions of the Code, they should keep in mind the following fundamental fiduciary principles that govern their activities:

1.	The interests of clients must come first. Firm personnel must scrupulously avoid serving their own interests ahead of those of the client when making any decision relating to personal investments;

2.	Supervised Persons must not take inappropriate advantage of their positions;

3.

Supervised Persons shall never engage in any transaction that could be considered “front running” the transactions of the clients (an unethical practice when an individual trades his or her own account based on certain information before the clients’ accounts managed by the Firm);

4.	Information concerning client investments must be kept confidential; and

5.	Supervised Persons must always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Supervised Persons, whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action, including termination.

Section 3 – Personal Securities Transactions

3.1 – Policy

The Firm requires that all Supervised Persons strictly comply with the Firm’s policies and procedures regarding Personal Securities Transactions. Those employees found to be out of compliance are subject to disciplinary action.

3.1.1 – Covered Persons

For purposes of this Rule, the Supervised Person shall be deemed to have a beneficial interest in any account that is held by:

•	the spouse of the Supervised person;

•	a child of the Supervised Person or of the Supervised Person’s spouse, provided that the child resides in the same household as or is financially dependent upon the Supervised Person;

•	any other related individual over whose account the Supervised Person has control; or

•	any other individual over whose account the Supervised Person has control and to whose financial support the Supervised Person materially contributes.

3.1.2 – Covered Accounts

Covered accounts should include all securities accounts where the Supervised Person has a financial interest or the power to make or influence investment decision.

•	Account in which the Supervised Person is named as a joint party, either as the primary or secondary party.

•	Accounts in which the Supervised Person has control, (Trust Accounts or Power of Attorney (“POA”) Accounts).

•	Accounts of the Supervised Person’s spouse or domestic partner.

•	Accounts of the Supervised Person’s minor children, regardless of whether or not the Supervised Person is the named custodian on the account.

•	Accounts for any Supervised Person’s family member whose principal residence is the same as the Supervised Person’s residence.

•	Any other account the Supervised Person has a beneficial ownership in or can influence trades in.

3.1.3 – Managed Accounts

Managed Accounts are exempt from pre-clearance requirements, as long as the account meets the following criteria:

1.	The Supervised Person’s account is managed by a registered, third-party investment advisor.

2.	The Supervised Person has no power to affect or ability to control or influence investment decisions in the account.

3.	The Supervised Person does not communicate, directly or indirectly, with the person(s) with investment discretion regarding the trading activity in the account.

An investment advisory management agreement (“IMA”) will also need to be supplied by the Supervised Person and given to the Chief Compliance Officer (“CCO”) or a member of the Compliance Team.

3.1.4 – Pre-clearance

All Supervised Persons are required to obtain the prior written approval, by a member of Compliance, before directly or indirectly acquiring a beneficial ownership in Covered Securities in a Covered Account, unless the proposed transaction falls under one of the exceptions listed below. Prior written approval must be obtained utilizing the Firm’s Pre-Clearance Request Form (“Pre-Clearance Form”), located in ComplySci. All trades must be pre-cleared through both compliance and a member of the portfolio management (PM) team (if applicable, per below).

3.1.5 - Exceptions to the Pre-Clearance Requirement

Because certain types of Covered Securities do not present the opportunity for the type of improper trading activities this Code is designed to prevent, the following transactions in Covered Securities are exempt from the pre-clearance requirement of this section:

1.	Purchases or sales of Covered Securities in which the Supervised Person exercises no direct or indirect influence or control;

2.	Transactions resulting from automatic dividend reinvestment plans or other automatic investment plans;

3.	Securities acquired through corporate distributions applicable to all holders of the same class of security (e.g., stock dividends); and

4.	Purchases effected upon exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer.

5.	Open-ended mutual funds that are not advised or sub-advised by the Firm or its affiliates.

3.2 – Procedures for Reporting Personal Securities Transactions

3.2.1 – Pre-Clearance Procedures

The following procedures apply to the pre-clearance of any transaction in a Covered Security by a Supervised Person of the Firm in a Covered Account unless exempt under Section 3.1.2:

1.	The Supervised Person must request approval by completing the Firm’s Pre-Clearance Form, located in ComplySci.

2.

The Supervised Person must affirm on the Pre-Clearance Form, to the best of his or her knowledge, that he or she is not taking away an investment opportunity from the Clients and provide information pertinent to such conclusion if requested by a member of the Compliance Team.

3.

The Supervised Person must then submit the Pre-Clearance Form to Compliance from within ComplySci, who will either authorize or deny the purchase or sale of a Covered Security. Such approval or denial shall be based on the standards set forth in this Code. Email pre-clearance forms will be responded to with approval or denial by a member of the Compliance Team.

4.

Once approval is given, the Supervised Person has until the close of the following business day to execute the trade. If the trade is not executed during the allotted time, the pre-clearance will expire and a new request must be made.

5.	The following securities transactions are restricted:

a.

Participation in an Initial Public Offering (“IPO”) or New Issue and generally prohibited; however, can be requested but must be reviewed and approved by both the CEO and CCO, and are monitored with heightened scrutiny.

b.	Investments in securities of companies owned or being considered for investment in Client’s portfolios.

c.	Investments in Securities Held or to be Acquired by the Mutual Fund.

d.	Participation in Limit Orders exceeding the following business day approval window.

e.	Participation in Stop Orders, exceeding the following business day approval window.

f.	Investments in Municipal Bonds are generally prohibited; however, can be requested but must be reviewed and approved by both the CEO and CCO, and are monitored with heightened scrutiny.

Pre-clearance of transactions for the CCO will be conducted by the Chief Executive Officer (“CEO”).

3.2.2 – Holding Requirements

To prevent the appearance of speculative short-term trading, all Supervised Persons must hold securities for a period of sixty (60) calendar days, at minimum.

3.2.3 –Exemptions

Exemptions may be allowed on a case-by-case basis by the CCO or a member of the Compliance Team if:

•	the policy requirements would result in undue financial hardship to the Supervised Person, and

•	the trade will not conflict with the interests of clients or be contrary to any other legal or ethical obligations of the firm or its employees.

Exemptions from the policy will be applied for in writing and the reasons for granting any exemption will be documented by a member of the Compliance Team.

3.2.4 – Restricted and Watch List

A Restricted and Watch List is a list of securities that Supervised Persons are not permitted to solicit and/or trade in their covered account. Upon review of the Supervised Persons transaction request, a member of the Compliance Team will review the security against the Firm’s Restricted and Watch List.

3.2.5 – Mutual Funds Advised by the Firm

Employees may purchase shares in the Mutual Funds that the Firm advises, subject to the following additional requirements:

1.	The PM and compliance shall take into account the following factors in their preclearance review:

a.	Current state of the fund.

b.	Current share class and price.

c.	Approximate percentage of the fund that the purchase or sale will represent.

2.

Employees must maintain their investment in the mutual fund for at least 90 days before redemption. In the event of severe financial hardship, a waiver may be granted at the discretion of the CCO. Regarding market timing, if an individual has 2 round trips (purchase followed by redemption and then another purchase followed by redemption or the reverse) over $5000 in a 90 day period they will restrict the account for that particular fund for 90 days. If after the restriction is lifted it occurs again, the Mutual Fund will restrict across all funds for 180 days.).

3.	Approval or denial will be granted via email from compliance. Trades will be documented along with other employee trades.

3.2.6– Reporting Personal Securities Transactions

The Firm requires that all Supervised Persons receive prior approval from a member of the Compliance Team in writing or via email, prior to opening a Covered Account with a financial institution. If the account is approved, a Request for Duplicate Confirmations and Statements to be sent by the Firm, to the financial institution for account monitoring and review. Each Supervised Person is required to sign the Request Form granting his or her approval for the duplicate confirmations and statements to be sent to the Firm. See Section 11 for the definition of Covered Account.

Persons with established Covered Accounts with a financial institution at the time they become a Supervised Person of the Firm will disclose such Covered Accounts in the Initial Personal Securities Holdings Report. A member of the Compliance Team will send a Request Form to the financial institution as set forth above. The Firm has the right to require that a Covered Account be terminated if such Covered Account is determined to conflict with the Supervised Persons duties or with the best interests of Clients.

Quarterly Compliance Reports

Not later than thirty (30) calendar days after the end of each calendar quarter, each Supervised Person must report to Compliance the following information with respect to any transaction in a Covered Account during the quarter in a Covered Security in which the Supervised Person had any direct or indirect beneficial ownership:

•	Date and title of the transaction and the exchange, ticker symbol or CUSIP number;

•	Interest rate and maturity date (if applicable);

•	Number of shares and the principal amount of each Covered Security involved;

•	Nature of the transaction (purchase, sale or any other type of acquisition or disposition);

•	Price of the Covered Security at which the transaction was affected;

•	Name of the broker, dealer or bank with or through which the transaction was affected; and

•	Date that the report is signed and submitted by the Supervised Person.

No later than thirty (30) days following the end of the calendar quarter, each Supervised Person must complete, sign and date the Quarterly Report Form, which includes accounts, holdings and transactions, and submit it to a member of the Compliance Team.

3.2.7 – Reporting Personal Securities Holdings

Initial

Supervised Persons are required to submit to Compliance a report of all holdings in securities within ten calendar days of becoming a Supervised Person. The holdings are required to be reported for each Covered Account. The information must be current as of a date no more than forty-five (45) days prior to the date the person becomes a Supervised Person. Supervised Persons will also be required to provide a list of accounts exempt from reporting as described in Section 3.2.4, below.

Quarterly

Supervised Persons are required to submit a report of all securities transactions and holdings in Covered Accounts and a listing of accounts exempt from reporting (as described in Section 3.2.4, below) no longer than 30 calendar days after each quarter end.

Content

The holdings report must include:

1.

Title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Covered Account has any direct or indirect beneficial ownership;

2.	Name of any broker, dealer or bank with which the Covered Account maintains an account in which any securities are held for the Covered Account’s direct or indirect benefit; and

3.	Date the report is submitted by the Supervised Person.

3.2.8 – Reporting Exemptions

The Firm’s Code does not require a Supervised Person to submit:

1.	Any report covering securities held in accounts over which the Supervised Person had no direct or indirect influence or control; or

2.	Transactions effected pursuant to an automatic investment plan.

In addition, Compliance will periodically collect a representative sample of the advisory agreements for such accounts to ensure that such accounts are entitled to the reporting exemption.

3.3 - Compliance Oversight – Personal Securities Transactions

The CCO is responsible for oversight of employee compliance with the Firm’s Code of Ethics, including personal securities transactions. The Firm’s CEO is responsible for reviewing the CCO’s personal securities trading. The CCO and CEO are collectively referred to as the Designated Reviewers (“DR”) for purposes of this Section 3.3.

3.3.1 – Compliance Procedures

Quarterly

The DR is responsible for reviewing and monitoring personal securities transactions of Supervised Persons of the Firm in accordance with the following procedures:

1.

The DR is responsible for reviewing the list of Supervised Persons against the quarterly securities reports (and initial holdings reports for new Supervised Persons) each quarter to ensure reporting compliance by all Supervised Persons; and

2.

The DR will review all personal securities trades of Supervised Persons at least quarterly for code violations and will compare to pre-clearance forms to determine if all transactions were in compliance with the Firm’s pre-clearance policy.

3.	Promptly report any apparent violations of the Code to the Board of Directors in writing.

Section 4 – Code of Conduct

Rule 204A-1 of the Advisers Act requires the Firm’s Code of Ethics to set forth a standard of business conduct required of all Supervised Persons. The standard must reflect the Firm’s fiduciary obligations and those of its Supervised Persons and must also require compliance with the federal securities laws.

The Firm’s Code of Conduct is designed to reflect the Firm’s commitment to ethical conduct as set forth in its statement of general principles in Section 2 of this Code of Ethics. It covers a number of topics including conflicts of interest, gifts and entertainment, board directorships, proprietary information and outside business activities.

4.1 - Conflicts of Interest

The Code of Conduct is intended to (a) minimize conflicts of interest and even the appearance of conflicts of interest, between the personnel of the Firm and its clients in the securities markets and (b) ensure that personal securities transactions of the Firm’s Supervised Persons are made in compliance with applicable securities laws.

The Firm’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of the clients. When a potential conflict of interest arises, the Firm and its Supervised Persons must recognize that the client has a prior right to the benefits of the Firm’s judgment over the Supervised Person or any members of the Supervised Person’s family whom he or she may advise.

The Firm’s procedures for dealing with specific conflicts of interest are found in Section 3 of this Code covering Personal Securities Transactions and, in the Firm,’ compliance policies and procedures which have been designed specifically to address potential conflicts of interests.

4.2 – Compliance with Legal and Regulatory Requirements

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired (as defined in Section 11) by the Firm’s clients:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;

2.	Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such client;

4.	To engage in any manipulative practice with respect to such client; or

5.	To engage in any manipulative practice with respect to securities including price manipulation.

Supervised Persons must comply with applicable federal securities laws and other federal laws, including the following

1.	Investment Advisers Act of 1940

2.	Investment Company Act of 1940

3.	Gramm-Leach-Bliley Act of 2002 (Title V)

4.	Sarbanes-Oxley Act of 2002

5.	Securities Act of 1933; and

6.	Securities Exchange Act of 1934.

4.3 – Confidentiality of Proprietary Information

Supervised Persons should be aware that all information whether or not in writing, of a private, secret, proprietary or confidential nature that concerns the Firm’s business or financial affairs (collectively “Proprietary Information”), including the business and affairs of clients, is and shall be the exclusive property of the Firm. By way of illustration, but not limitation, Proprietary Information includes information concerning the operations, systems, trading strategies, investment models, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data, developments, plans, vendor lists, computer software, contracts, agreements, literature or other documents, and the identity of any relationships and clients or the investments made or to be made by such clients. Supervised Persons shall not disclose any Proprietary Information to others outside of the Firm or its agents or use the same for any unauthorized purposes without the prior written approval by the CCO either during or after such period of time as the Supervised Person is performing duties and responsibilities for the Firm, unless and until such Proprietary Information has become public knowledge without fault by the Supervised Person or the Supervised Person is required to do so by law or court order, whereupon the Supervised Person (or former Supervised Person) shall promptly inform the Firm in writing.

4.4 –Insider Trading

The Firm’s Insider Trading Policy is covered in the Firm’s compliance policies and procedures manual. The Firm’s policy is that no Supervised Person may engage in what is commonly known as Insider Trading.

Specifically, the Firm prohibits:

1.	Trading, either in a Covered Account or on behalf of any other person (including client accounts), based on material nonpublic information; or

2.	Communicating material nonpublic information to others in violation of the law.

Refer to the Firm’s policies and procedures on Insider Trading whenever any question arises regarding the possession of material, nonpublic information about a security.

4.5 - Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm’s Supervised Persons should not engage in any activity, practice or act which conflicts with the best interests of the Firm or its clients. Accepting gifts of more than a nominal value could influence a Supervised Person in such a way as to impede his or her independence when making decisions on behalf of the Firm or the clients.

Employees are encouraged to participate in social activities with those with whom the Firm maintains business relationships so long as they are reasonable and customary types of social activities in a business context. Nonetheless, extravagant entertainment from or to a client, prospective client or other person or entity with which the Firm conducts business is strictly prohibited.

4.6 – Communications with the Public

All communications with clients, prospective clients, the media and others must be fair, balanced and truthful.

The Firm’s separate compliance policies and procedures manual covers, among other things, specific requirements for pre-approval of marketing material, electronic communications requirements, and requirements relating to performance advertising.

4.7 – Service on a Board of Directors

Any Supervised Person desiring to serve on the board of directors of any entity must obtain the prior written authorization of the CCO and may be subject to certain terms and conditions concerning such service.

4.8 - Other Outside Activities

The Firm’s policy is to identify, prevent and/or mitigate, as appropriate, actual and apparent conflicts of interest. Belle Haven’s Outside Business Activities Policy and Procedure, as well as the Possible Family and Household Member Conflicts Policy and Procedure are designed to educate individuals about the possible conflicts of interest that could arise from their family and/or household member relationships and to ensure they understand their obligation to report any actual or apparent possible family or household conflicts of interest to the Compliance Department as soon as they become aware of it.

It is impossible to describe every possible conflict of interest situation. Some may not be actual conflicts but, instead, may potentially give rise to the appearance of a conflict. Therefore, the following examples should be used as guidance only. If you are unsure whether you have an Outside Business Activity or Possible Family and Household Member Conflict to report, please contact Compliance.

1.	Your brother/sister works at another broker dealer or advisor.

2.	Your roommate works at an investment bank.

3.	Your father works at a publicly traded firm.

4.	You are compensated for something outside of your work at Belle Haven.

5.	You have an Limited Liability Company or Limited Partnership in your name.

6.	Your domestic partner works for a third-party consultant, software provider, research provider, accounting firm, or other service provider to Belle Haven.

7.	Your daughter works at a lobbying firm.

8.	Your wife works for a state or national government organization, including, among others, the SEC or FINRA.

9.	Your son-in-law works for a mutual fund advisor.

The Firm requires a member of the Compliance Department to pre-approve all outside business activities and possible family conflicts in writing. If the outside activities could pose a real or perceived conflict of interest with the clients or interfere with the Supervised Person’s responsibilities to the Firm, the CCO may prohibit such activity.

4.9 – Compliance Procedures

The CCO is responsible for submitting all possible violations of this Code of Conduct to the Board of Directors in writing for further review and action, if necessary.

Section 5 – Code of Ethics Approval and Acknowledgements

The Firm is required to provide all Supervised Persons with a copy of the Code and any amendments and to obtain written acknowledgements of their receipt by each Supervised Person.

5.1 - Approval by and Reporting to the Mutual Fund Board of Directors

1.	The Firm must provide a certification to the Mutual Fund that the Firm has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Firm’s Code.

2.

The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, must approve this Code. The Firm is prohibited from entering into an advisory agreement without such Board approval.

3.	No less frequent than annually the Firm must provide to the Mutual Fund’s Board of Directors a report which provides the following:

a.

a description of any issues arising under the Code or procedures since the last report to the Board, including but not limited to information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b.	a certification that the Firm has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

4.	The Mutual Fund’s board must approve a material change to the Code no later than six months after adoption of the material change

Section 6 – ADV Disclosure of Code

The CCO is responsible for:

1.	Ensuring the key provisions of this Code are disclosed in Form ADV Part 2 along with an offer to provide a copy of the Code to any client or prospective client upon request.

2.	Making a record of all requests by clients or prospective clients to receive a copy of the Code and the date and to whom the Code was delivered.

Section 7 – Reports of Code Violations

7.1 - General Requirement

All Supervised Persons are required to report any actual or apparent violations of the Firm’s Code of Ethics promptly to the CCO. To the extent possible and permitted by law, such reports will remain confidential.

7.2 – Whistleblower Protection

The Firm will not retaliate against anyone who, in good faith, notifies the Firm of a possible violation of law or this Code, nor will it tolerate any harassment or intimidation of any person who reports a suspected violation. In addition, there are “whistleblower” laws that are designed to protect Supervised Persons from discrimination or harassment for providing information to the Firm or governmental authorities, under certain circumstances, with respect to certain laws such as securities fraud. Any individual who has been found to have engaged in retaliation against any Supervised Person for raising, in good faith, a possible violation of the Code or the law or for participating in the investigation of such a possible violation may be subject to disciplinary action, up to and including termination of employment. If any individual believes that he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to the CCO. If the individual believes the CCO is involved in the retaliation, such person should report the situation to the CEO.

7.3 – Investigation Procedures

Following receipt of a suspected law or policy violation, the CCO will determine whether additional investigation needs to be conducted. The CCO may retain counsel to advise and assist in such investigation. The CCO will conduct such investigation until sufficient information is generated on which to base a judgment as to whether a criminal or Firm policy violation has occurred. All Supervised Persons are required to cooperate with investigations by the CCO.

Section 8 - Sanctions

The Firm will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Section 9 – Employee Training

The CCO is responsible for holding training and education sessions for Supervised Persons regarding the Code at least annually and require all Supervised Persons to attend.

Section 10 – Record keeping

The CCO will ensure that the following books and records are maintained in, as appropriate, electronic or hard copy form for at least five fiscal years from the date the record was created; the first two years in the offices of the Firm and the remaining three years in an easily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;

2.	Copies of all Pre-Clearance Forms whether submitted electronically or in hard copy;

3.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

4.	Copies of all reports provided to the Mutual Fund Board of Directors;

5.

A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person; (These records must be kept for five years after the individual ceases to be a Supervised Person of the Firm.)

6.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

7.	A list of the names of persons who are currently, or within the past five years were Supervised Persons of the Firm; and

8.

A record of any decision and supporting reasons for approving the acquisition of securities by Supervised Persons in IPO’s or Limited Offerings for at least five years after the end of the fiscal year in which approval was granted.

Appendix A : Code of Ethics Acknowledgment Form

The Firm’s Code of Ethics is designed to reflect its commitment to ethical conduct. It covers a number of topics including conflicts of interest, gifts and entertainment, outside business activities and political activity.

I certify below that I have received, read and understand the Firm’s Code of Ethics (the “Code”) of Belle Haven Investments, LP, and I understand all the provisions and agree to comply with all of the terms of the Code.

I understand that I may be subject to sanctions up to and including termination of my employment with Belle Haven Investments, LP for material violations of the Code.

Accepted and Agreed:

Supervised Person Print or Type Name

Signature	Date